Exhibit 5.2

February 2, 2015

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

Ladies and Gentlemen:

We have acted as counsel to Omeros Corporation, a Washington corporation (“Omeros”), in connection with the registration by Omeros under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 3,444,831 shares (the “Shares”) of common stock of Omeros, par value $0.01 per share (“Common Stock”), which includes up to 449,325 shares of Common Stock issuable upon the underwriters’ exercise of an overallotment option pursuant to the Underwriting Agreement, dated as of January 28, 2015 (the “Underwriting Agreement”), by and between Omeros and Cowen and Company, LLC as representative of the several underwriters named therein, (ii) pre-funded warrants to purchase an aggregate of up to 749,250 shares of Common Stock (the “Warrants”) and (iii) up to 749,250 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”), in each case pursuant to the registration statement on Form S-3 (File No. 333-201581) filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2015 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i) the Underwriting Agreement;

(ii) the Registration Statement;

(iii) a copy of certificates evidencing the Warrants;

(iv) the preliminary prospectus, consisting of the prospectus, dated January 16, 2015 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated January 28, 2015, with respect to the offer and sale of the Securities, filed with the Commission on January 28, 2015, pursuant to Rule 424(b) under the Securities Act; and

(v) the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated January 28, 2015, with respect to the offer and sale of the Securities, filed with the Commission on January 30, 2015, pursuant to Rule 424(b) under the Securities Act.

Omeros Corporation

February 2, 2015

We also have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that Omeros is a corporation duly organized and validly existing under the laws of the State of Washington and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Warrants. We have further assumed that Omeros has duly authorized the Securities. We note that you are relying with respect to all matters of Washington law on an opinion of Mark A. Metcalf, Associate General Counsel, Corporate Finance and Governance and Assistant Secretary of Omeros, dated as of the date hereof, which opinion is field as Exhibit 5.1 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.

Additionally, we have relied as to certain matters on information obtained from public officials, officers of Omeros, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that, subject to the qualifications set forth below, when the Warrants (a) have been duly executed and delivered by Omeros in accordance with the terms of the Warrants and (b) have been duly issued and sold against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Warrants will constitute the valid and binding obligations of Omeros, enforceable against Omeros in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications. We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (v) restrictions upon assignments of a party’s rights under the Warrants; (vi) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (ix) provisions purporting to make a party’s determination conclusive; and (xi) exclusive jurisdiction or venue provisions.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to Omeros’ Current Report on Form 8-K, filed on or about February 2, 2015, relating to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the

Omeros Corporation

February 2, 2015

prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP

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